Via Facsimile and U.S. Mail
Mail Stop 6010


August 19, 2005


Mr. Paul G. Thomas
President and Chief Executive Officer
LifeCell, Corporation
One Millennium Way
Branchburg, NJ  08876


Re:	LifeCell, Corporation
	Form 10-K for the fiscal year ended December 31, 2004
	File No. 000-19890


Dear Mr. Thomas:

	We have completed our review of your Form 10-K and have no further comments at this time.

								Sincerely,


								Kevin Woody
								Branch Chief
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James L. Herbert
Neogen Corporation
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